Exhibit 99.1

PRESS RELEASE

For more information contact:	For Immediate Release
Gerald Shencavitz
Chief Financial Officer
(207) 288-3314

Bar Harbor Bankshares Reports 2004 Earnings Increase of 10%

Bar Harbor, Maine (February 7, 2005) – Bar Harbor Bankshares (AMEX:BHB) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced net income of $5.7 million for the year ended December 31, 2004 or fully diluted earnings per share of $1.79, compared with $5.2 million or fully diluted earnings per share of $1.63 for the year ended December 31, 2003, representing increases of 10%.

Net income for the fourth quarter of 2004 amounted to $1.6 million or fully diluted earnings per share of $0.48, compared with $1.3 million or fully diluted earnings per share of $0.40 during the same quarter in 2003, representing increases of 23% and 20%, respectively.

In making the announcement, President and Chief Executive Officer, Joseph M. Murphy commented, “Despite the challenging interest rate, regulatory and competitive environments, 2004 marked a successful year for Bar Harbor Bankshares. While meaningfully increasing earnings per share, we expanded our franchise into Knox County, completed the corporate re-branding initiative, upgraded our information technology infrastructure, installed loan origination platforms, and completed the restructuring of our financial services division. We were particularly successful in the lending arena, as the loan portfolio grew 17%, principally funded with a like amount of deposit growth. Equally important, credit quality indicators remained exceptionally strong. Despite continued pressure on the net interest margin early in the year, we generated an increase in net interest income of almost $1 million, and saw our net interest margin strengthen as the Federal Reserve increased short-term interest rates five times during the second half of the year. During 2004 we continued to work on controlling our operating overhead, with non-interest expenses experiencing a year-over-year increase of less than 1%. We are optimistic this forward momentum will continue as we navigate new challenges in 2005.”

Financial Condition

Led by $65 million in loan growth, total assets ended 2004 at $667 million, representing an increase of $83 million, or 14%, compared with December 31, 2003.

Total loans stood at $448 million at December 31, 2004, representing an increase of 17% compared with the same date in 2003. Loan growth was split about equally between commercial and consumer loans, and was aided by $12 million in loans acquired in connection with the Bank’s branch office acquisition during February 2004 in the community of Rockland, Maine. Fourth quarter 2004 loan growth was particularly strong, with total loans posting an increase of $19 million during the quarter.

Non-performing loans remained at low levels during 2004. At year-end, total non-performing loans amounted to $723 thousand or 0.16% of total loans, compared with $1.5 million or 0.39% at December 31, 2003. Reflecting a sustained trend of strong credit quality, during 2004, the Bank recorded a provision for loan losses of $180 thousand, representing a reduction of $360 thousand, compared with 2003. During the fourth quarter of 2004 the Bank recorded a provision for loan losses of $30 thousand, compared with $120 thousand during the same quarter in 2003.

Investment securities totaled $176 million at December 31, 2004, representing an increase of $18 million or 11% compared with December 31, 2003. Investment securities principally consist mortgage-backed securities issued by U.S. government sponsored enterprises, and obligations of state and political subdivisions. The Bank’s strategy has been focused on maintaining the available for sale securities portfolio with an overall short average duration and a steady stream of future cash flows. The 2004 growth in the securities portfolio was principally funded with advances from the Federal Home Loan Bank, which at December 31, 2004 stood at $192 million compared with $171 million at the same date in 2003, representing an increase of 12%.

Total deposits stood at $398 million at December 31, 2004, representing an increase of $59 million or 17% compared with December 31, 2003. Savings and money market accounts led 2004 growth with an increase of $30 million or 27%, followed by time deposits, demand deposits and NOW accounts, posting increases of $21, $5 and $3 million, or 18%, 9% and 5%, respectively. Deposit growth was bolstered by accounts acquired in connection with the Rockland branch acquisition, a new institutional money market product, and certificates of deposit obtained from the national market.

During 2004 the Company continued to exceed regulatory requirements for well-capitalized financial institutions, ending the year with Tier I Leverage, Tier 1 Risk Based, and Total Risk Based Capital ratios of 7.75%, 11.90% and 13.01%, respectively.

Results of Operations

Net interest income for the year ended December 31, 2004 amounted to $20.4 million, representing an increase of $959 thousand or 5% compared with 2003. The increase in net interest income was principally attributed to average earning asset growth of $83 million during the year, as the Company’s net interest margin declined 35 basis points to 3.45%, compared with 3.80% in 2003.

In the fourth quarter of 2004 the Company recorded net interest income of $5.4 million, representing an increase of $114 thousand or 2% over the third quarter of 2004, and an increase of $494 thousand or 10% compared with the fourth quarter of 2003. Reflecting the positive impact of short-term interest rate increases by the Federal Reserve, during the fourth quarter of 2004 the Company’s net interest margin increased 10 basis points to 3.55% compared with the third quarter of 2004, but was trailing the net interest margin reported in the fourth quarter of 2003 by 15 basis points. The Company continued to maintain an asset sensitive balance sheet during the quarter, and management believes the Company is well positioned for a variety of future interest rate scenarios.

Non-interest income for the year ended December 31, 2004 amounted to $6.6 million, representing a decrease of $502 thousand or 7% compared with 2003. The decline in non-interest income was principally attributed to a reduced level of net gains on the sale of investment securities, which amounted to $497 thousand during 2004 compared with $1.3 million during 2003. Income from trust and financial services declined 12% to $1.9 million during 2004 compared with 2003, reflecting declines in average managed assets and revenue from third-party brokerage activities. Included in 2004 non-interest income was $404 thousand in income from interest rate swap agreements, of which $375 thousand represented net cash flows received from counterparties. In 2004 these interest rate swap agreements were de-designated as cash flow hedges and the cash flows received from counterparties were recorded as non-interest income, whereas in 2003 these cash flows were recorded as interest income. In September 2004 the interest rate swap agreements were re-designated as cash flow hedges and, prospectively, the net cash flows received from counterparties are being recorded as interest income. Service charges on deposit accounts declined $46 thousand or 3% during 2004, while credit card and merchant processing fees increased $73 thousand or 5%.

Fourth quarter 2004 non-interest income amounted to $1.4 million, representing a decrease of $295 thousand compared with the fourth quarter of 2003. The decline in non-interest income was principally attributed to a reduced level of net gains on the sale of investment securities, which in the fourth quarter of 2004 amounted to $65 thousand compared with $389 thousand during the same quarter in 2003.

Non-interest expense for the year ended December 31, 2004 amounted to $18.9 million, representing an increase of $61 thousand or less than 1% compared with 2003. A variety of factors, both favorable and unfavorable, contributed to 2004 non-interest expense year-over-year results. Included in 2004 non-interest expense were costs associated with the Company’s previously announced corporate re-branding and market research initiatives; other-than-temporary impairment write-downs of certain non-marketable equity investments; and costs related to integration activities associated with the Rockland branch acquisition. Furthermore, the modest increase in 2004 non-interest expense was attributed in part to a variety of previously reported expenses incurred during 2003 related to organizational restructuring activities in the Company’s financial services division, certain legal settlements; and adjustments to the workforce including employee severance payments. Salaries and employee benefits declined $148 thousand to $9.3 million during 2004, reflecting changes to staffing levels and compensation mix.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with eleven branch office locations serving Down East and Mid Coast Maine.

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This earnings release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of the Company for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like “strategy,” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

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Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		Average
Balance Sheet Data	12/31/2004	12/31/2003	2004	2003

Total assets	$666,811	$583,746	$646,205	$560,837
Total investment securities	176,337	158,387	181,778	149,294
Total loans	448,478	383,408	416,956	367,701
Allowance for loan losses	4,829	5,278	5,051	5,235
Total deposits	398,272	339,080	377,721	322,414
Borrowings	206,923	186,431	207,354	176,810
Shareholders’ equity	56,042	53,115	54,200	53,924

	Three Months Ended		Year Ended
Results Of Operations	12/31/2004	12/31/2003	12/31/2004	12/31/2003

Interest and dividend income	$8,480	$7,601	$31,922	$30,493
Interest expense	3,054	2,669	11,545	11,075
Net interest income	5,426	4,932	20,377	19,418
Provision for loan losses	30	120	180	540
Net interest income after provision for loan losses	5,396	4,812	20,197	18,878

Noninterest income	1,422	1,717	6,572	7,074
Noninterest expense	4,665	4,833	18,914	18,853

Pre-tax income	2,153	1,696	7,855	7,099
Income tax	603	434	2,123	1,892

Net income	$1,550	$1,262	$5,732	$5,207

Earnings per share:
Basic	$0.50	$0.41	$1.85	$1.67
Diluted	$0.48	$0.40	$1.79	$1.63

Dividends per share	$0.20	$0.19	$0.80	$0.76

Return on average equity	11.18%	9.35%	10.58%	9.66%
Return on average assets	0.92%	0.87%	0.89%	0.93%
Tier 1 leverage capital ratio	7.75%	8.86%

As of December 31:	2004	2003

Book value per share	$18.20	$17.11
Tangible book value per share	$17.06	$17.02
Shares outstanding	3,079,649	3,103,611

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